Exhibit 10.6

MEMBERSHIP INTEREST SALE AGREEMENT

This Membership Interest Sale Agreement (the “Agreement”) is made and entered into this 2nd day of December 2021(the “Effective Date”) by and among The Glimpse Group, Inc., a Nevada corporation (“Buyer”), Sector 5 Digital, LLC, a Texas limited liability company (“S5D” or the “Company”), and Jeff Meisner (“Meisner”), Jeff Meade (“Meade”), Doug Fidler (“Fidler”), and Brandy Cardwell (“Cardwell” and together with Meisner, Meade, and Fidler, “Sellers”). Capitalized terms used herein but not otherwise defined have the meanings ascribed to such terms in Appendix A attached hereto.

Whereas, Sellers collectively own all of the membership interests of S5D (the “Membership Interests”); and

Whereas, Buyer wishes to purchase all of the Membership Interests and Sellers wish to sell such Membership Interests;

Now, therefore, in consideration of the mutual covenants contained herein, together with other good and sufficient consideration, the receipt and sufficiency of which is herewith acknowledged, the Parties, intending to be mutually bound, agree as follows:

1.	Sale. Each Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from such Seller on the Closing Date, all of the right title and interests of such Seller’s Membership Interest as set forth on Schedule 1 attached hereto, free and clear of all Encumbrances.

2.	Purchase Price. The purchase price (“Purchase Price”) shall be as follows:

a.	$4,000,000 cash (the “Cash Payment”) paid to Sellers in accordance with Schedule 1 attached hereto in immediately available funds on the Closing Date.

b.	$2,000,000 cash placed in escrow by Buyer pursuant to the Escrow Agreement (the “Escrowed Cash”). The Escrowed Cash to be released as follows:

i.	$1,000,000 shall be released to Sellers when S5D has generated $6,000,000 in Aggregate Recognized Revenue after the Closing Date, subject to such revenue being generated prior to the third anniversary of the Closing Date.

ii.	$1,000,000 shall be released to Sellers when S5D has generated $8,000,000 in Aggregate Recognized Revenue after the Closing Date, subject to such revenue being generated prior to the third anniversary of the Closing Date.

iii.	On the third anniversary of the Closing Date, any Escrowed Cash remaining in escrow shall be released to Buyer.

iv.	In the event of a Liquidation Event prior to the third anniversary of the Closing Date, all Escrowed Cash then in escrow shall immediately be released to Sellers.

v.	“Aggregate Recognized Revenue” shall mean:

1.	all revenue of S5D for so long as S5D operates as a direct or indirect wholly-owned subsidiary of Buyer.

2.	any revenue attributable to the product lines and technologies of S5D as of the Closing Date if the business of S5D is not operated as a direct or indirect wholly-owned subsidiary of Buyer.

3.	If S5D gains the business but uses resources from other Buyer companies to produce the deliverables, all of the revenue associated with the business shall be counted as Aggregate Recognized Revenue; provided, that, the costs associated with utilizing such resources shall be debited from the internal profit and loss statement of S5D for the applicable period.

4.	Should Sellers present to Buyer potentially profitable business opportunities to Buyer after the Closing Date, Buyer shall not unreasonably decline to pursue such business opportunities.

5.	For purposes of this definition, all revenue shall be recognized in accordance with GAAP.

c.	277,201 shares of Common stock of Buyer shall be given to the Escrow Agent pursuant to the Escrow Agreement by Buyers on the Effective Date (the “Closing Buyer Shares”), such Closing Buyer Shares shall be released to Sellers upon the release of the Seller Closing Deliveries in accordance with Section 3 hereof and be subject to a 12-month lockup from the Closing Date pursuant to Lockup Agreements executed by each Seller (the “Lockup Agreements”).

d.	Common stock of Buyer (“Buyer Shares”) worth $3,000,000 worth shall be issued to Sellers if S5D has generated $4,000,000 in Aggregate Recognized Revenue on or before the first anniversary of the Closing Date; provided, that, if this has not occurred by the first anniversary of the Closing Date, then on that date, provided that S5D has generated at least $3,000,000 in Aggregate Recognized Revenue by such date, then Buyer Shares equal to the percentage that the Aggregate Recognized Revenue as of such date is of $4,000,000 shall be issued to Sellers on that date. For example, should S5D have generated $3,600,000 in Aggregate Recognized Revenue by the first anniversary of the Closing Date, Buyer would issue $2,700,000 (i.e., 90%) worth of Buyer Shares to Sellers. The number of Buyer Shares shall be calculated based upon the weighted average closing price of the Buyer Shares, as quoted on Nasdaq, for the thirty consecutive trading days prior to the anniversary date, such weighting to be based on the trading volume, as reported on Nasdaq, for each such trading day; provided that notwithstanding such calculation, such price shall not be less than the Buyer’s July 1, 2021 Initial Public Offering price of $7.00 per share and all per share amounts shall be adjusted to reflect stock splits and similar events (the “VWAP Calculation”).

e.	$4,000,000 worth of Buyer Shares shall be issued to Sellers if S5D has generated $10,000,000 in Aggregate Recognized Revenue on or before the second anniversary of the Closing Date; provided, that, if this has not occurred by the second anniversary of the Closing Date, then on that date, provided that S5D has generated at least $7,500,000 in Aggregate Recognized Revenue as of such date, then Buyer Shares equal to the percentage that the Aggregate Recognized Revenue is of $10,000,000 shall be issued to Sellers on that date. For example, should S5D have generated $8,500,000 in Aggregate Recognized Revenue by the second anniversary of the Closing Date, Buyer would issue $3,400,000 (i.e., 85%) worth of Buyer Shares to Sellers.

f.	$5,000,000 worth of Buyer Shares shall be issued to Sellers if S5D has generated $15,000,000 in Aggregate Recognized Revenue on or before the third anniversary of the Closing Date; provided, that, if this has not occurred by the third anniversary of the Closing Date, then on that date, provided that S5D has generated at least $11,250,000 in Aggregate Recognized Revenue as of such date, then Buyer Shares equal to the percentage that the Aggregate Recognized Revenue is of $15,000,000 shall be issued to Sellers on that date. For example, should S5D have generated $12,000,000 in Aggregate Recognized Revenue by the third anniversary of the Closing Date, Buyer would issue $4,000,000 (i.e., 80%) worth of Buyer Shares to Sellers.

g.	$5,000,000 worth of Buyer Shares shall be issued to Sellers if the Buyer generates $20,000,000 in Aggregate Recognized Revenue on or before the third anniversary of the Closing Date.

h.	On the third anniversary of the Closing Date, Buyer Shares in the amounts contemplated pursuant to Sections 2(d) and (e) shall be issued to Sellers if the Sellers have received less than 100% of the allotment of shares on the first or second anniversaries of the Closing Date pursuant to Sections 2(d) and (e), but achieve the Aggregate Recognized revenue targets for those anniversary dates on or before the third anniversary of the Closing Date. Sellers’ opportunities to earn Buyer Shares under this Agreement expire on the day after the third anniversary of the Closing Date.

i.	The number of Buyer Shares to be issued in each of the above sections, 2(d) through 2(h), shall be calculated based upon the VWAP Calculation based upon the 30 days prior to the dates referenced above in Sections 2(d)-(h)

j.	If there is a Liquidation Event on or before the third anniversary of the Closing Date, (i) the $5,000,000 worth of Buyer Shares referenced in Section 2(g) shall become fully accelerated and due and the S5D performance items and associated stock grants (Sections 2(d), (e), (f), and (h)) shall survive and become a binding obligation of the acquirer of Buyer and (ii) any cash remaining in escrow shall be released to Sellers.

k.	In the event that the PPP Loan is forgiven in whole or in part, cash in an amount equal to such forgiven amount shall be distributed to Sellers, it being understood and agreed that such distribution shall not be a distribution of Escrowed Cash.

3.	Closing. The Closing Date shall be on January 31, 2022, or such other date based upon the written recommendation of the Auditors preparing the Audited Financial Statement that sufficient progress has been made regarding the preparation of the Audited Financial Statements (the “Closing Date”), it being understood and agreed that the only basis for delaying the Closing Date shall be a delay in the delivery of the Audited Financial Statements. The Parties shall exchange the Sellers’ Closing Deliveries a, c, d and Buyer’s Closing Deliveries a(i) and a(ii) on the Effective Date and Sellers’ Closing Delivery b, e, and f and Buyers Closing Deliveries a(iii) on the Business Day immediately preceding the Closing Date (the “Pre-Closing Date”), such deliveries to be held in escrow pending written instructions from the Parties to release such deliveries. For financial and tax accounting purposes, the closing shall be deemed to be effective as of 12:01 a.m. the Closing Date.

4.	Sellers’ Closing Deliveries.

a.	the company records of S5D including the membership agreement pursuant to which the Membership Interests were issued;

b.	Lockup Agreements executed by each Seller;

c.	the Escrow Agreement executed by each Seller;

d.	the Employment Agreements executed by each Seller; and

e.	a certificate signed by the Sellers (i) stating that the representations of Sellers contained in Sections 8(a), 8(b), and clause b of Section8(j), qualified as to materiality, are true and correct, as of the Closing Date, (ii) certifying that the Company has not breached on or before the Closing Date the consent contained in Section 11; (iii) certifying that the attached Organizational Documents are true, correct and complete and are in full force and effect; and (iv) certifying that the attached resolutions adopted by the members and managers of the Company approving this Agreement and the transactions contemplated hereby are true, correct and complete and are in full force and effect.

f.	Company share certificates transferring membership to Buyer

5.	Buyer’s Closing Deliveries.

a.

i.	the Escrow Agreement executed by Buyer;

ii.	the Meisner Employment Agreement executed by Buyer; and

iii.	a certificate signed by Buyer in the form attached as Exhibit A hereto (i) stating that the representations of Buyer, qualified as to materiality, are true and correct as of the Closing Date, and (ii) certifying that the attached resolutions adopted by the majority of its shareholders and of its directors of the Company approving this Agreement and the transactions contemplated hereby are true, correct and complete and are in full force and effect.

b.	On the Closing Date, subject to release of the Seller Closing Deliveries, Buyer shall deliver:

i.	the Cash Payment in the amount of $4,000,000 to Sellers; and

ii.	the $2,000,000 escrow payment to the Escrow Agent pursuant to the Escrow Agreement.

6.	Announcement. Buyer, at its discretion, may issue or cause the publication of any press release or public announcement with respect to this Agreement or the transactions contemplated hereby without the consent of Sellers.

7.	Anti-Dilution. Buyer hereby acknowledges that there are currently no anti-dilution agreements in place associated with any of the issued Buyer Shares. Sellers acknowledge and agreed that the Buyer Shares issued to them under this Agreement shall not be protected against possible future dilution.

8.	Representations of Sellers. Each of the Sellers, jointly and severally, represents and warrants to the Buyer that the statements contained in this Section 8 are materially true and correct as of the Effective Date.

a.	Authority of the Sellers. Such Sellers have the requisite legal capacity, power and authority to: (i) execute and deliver this Agreement and any Ancillary Document to which Sellers are a party; (ii) perform his, her or its obligations hereunder and thereunder; and (iii) consummate the transactions contemplated hereby and thereby. This Agreement constitutes a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms. When each other Ancillary Document to which Sellers are or will be a party has been duly executed and delivered by Sellers (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Sellers enforceable against it in accordance with its terms.

b.	Ownership of Membership Interests. Sellers have good and valid title to the Membership Interests to be sold by hereunder, free and clear of all Encumbrances, and, upon delivery of the certificates representing such Membership Interests and payment therefor pursuant hereto, good and valid title to the Membership Interests, free and clear of all Encumbrances, will pass to Buyer. The Membership Interests constitute Sellers’ separate property or Sellers have obtained any requisite consent of Sellers’ spouse necessary to sell any Membership Interests that constitute community property of Sellers and Sellers’ spouse.

c.	Authorization of Agreement by the Company. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate provided for by this Agreement or to be executed by the Company in connection with the consummation of the transactions provided for by this Agreement, and to consummate the transactions provided for hereby and thereby, including the sale of the Membership Interests Sellers to Buyer.

d.	Capitalization.

i.	The Membership Interests constitute 100% of the total issued and outstanding membership interests in S5D. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable.

ii.	The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of S5D or any other agreement, arrangement, or commitment to which Sellers are a party and are not subject to or in violation of any preemptive or similar rights of any Person.

iii.	There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in S5D or obligating Seller or S5D to issue or sell any membership interests (including the Membership Interests), or any other interest, in S5D. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

e.	No Conflicts; Consents. The execution, delivery and performance by S5D and Sellers of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other Organizational Documents of S5D; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to S5D; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which 5SD is a party or by which 5SD is bound or to which any of its properties and assets are subject or any Permit affecting the properties, assets or business of S5D; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of S5D. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to S5D in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

f.	Material Contracts.

i.	Section 9(f) of the Disclosure Schedules lists all of the Contracts to which S5D involving an amount in excess of $100,000 (the “Material Contracts”).

ii.	Each Material Contract is valid and binding on S5D in accordance with its terms and is in full force and effect. None of S5D or, to S5D’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyer.

g.	Customers and Suppliers.

i.	Section 9(g)(i) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing Date, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

ii.	Section 9(g)(ii) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.14(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

h.	Financial Statements.

i.	Complete copies of the Company’s financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2020 and 2019 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have not been prepared in accordance with GAAP. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September 30, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

i.	Bank Account Statements. True, correct and complete copies of all bank account statements of the Company as of the date hereof are set forth in Section 9(i) of the Disclosure Schedules.

j.	Undisclosed Liabilities.

The Company has no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

k.	Legal Proceedings.

There are no Actions pending or, to Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Company or any Affiliate thereof and relating to the Company) or against or by any Material Customer or Material Supplier; or (b) against or by the Company, or any Affiliate of Company, Material Customer or Material Supplier that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may reasonably give rise to, or serve as a basis for, any such Action.

l.	Governmental Orders. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 9(1) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

m.	Intellectual Property.

i.	Section 9(m)(i) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations (including all assignments related thereto), specifying the issue, registration, or filing date, and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary software of the Company.

ii.	Most customer contracts reference the ideas contained in Disclosure Schedule 9(m)(ii). All contracts have been available for Buyer review during due diligence. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

iii.	The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted and as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts as contained in Disclosure Schedule 9(m)(iii) with all current employees and independent contractors and most former employees and independent contractors. The Company has made available true and complete copies of all such Contracts to Buyer.

iv.	Neither the execution, delivery nor performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

v.	All of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property.

vi.	The conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

vii.	There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. The Company is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

viii.	Section 9(m)(viii) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

ix.	All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. There has never been any malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company and that has not been remedied. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

x.	The Company has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. The Company has never (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

n.	Employment Matters. The Company is in compliance in all material respects with Laws relating to employment.

o.	Taxes. Except as set forth in Section 9(o) of the Disclosure Schedules:

i.	All Tax Returns required to be filed on or before the Closing Date by S5D have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by S5D (whether or not shown on any Tax Return) have been, or will be, timely paid.

ii.	S5D has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

iii.	No claim has been made by any taxing authority in any jurisdiction where S5D does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

iv.	No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of S5D.

v.	The amount of S5D’s Liability for unpaid Taxes for all periods ending on or before June 30, 2021 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of S5D’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of S5D (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

vi.	Section 9(o)(vi) of the Disclosure Schedules sets forth:

1.	the taxable years of S5D as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

2.	those years for which examinations by the taxing authorities have been completed; and

3.	those taxable years for which examinations by taxing authorities are presently being conducted.

vii.	All deficiencies asserted, or assessments made, against S5D as a result of any examinations by any taxing authority have been fully paid.

viii.	S5D has delivered to the Buyer copies of all federal income and franchise Tax Returns and similar tax returnsfor all Tax periods ending after January 1, 2013.

ix.	There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of S5D.

x.	S5D is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

xi.	S5D has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. S5D has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

xii.	S5D is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

xiii.	S5D has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

xiv.	S5D is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

xv.	There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of S5D under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

xvi.	Section 9(i)(xix) of the Disclosure Schedules sets forth all foreign jurisdictions in which S5D is subject to Tax, is engaged in business or has a permanent establishment. S5D has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. S5D has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

xvii.	No property owned by S5D is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

p.	Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of S5D.

q.	Galderma Lawsuit. The lawsuit against S5D’s customer, Galderma, is described in Section 9(q) of the Disclosure Schedules (the “Galderma Litigation”). A judgment in the Galderma Litigation against Galderma will not have a material adverse effect on S5D’s relationship with Galderma or the financial condition of S5D.

9.	Representations of Sellers regarding the Buyer Shares.

a.	Own Account. Such Seller understands that the Buyer Shares issued or issuable to such Seller hereunder (the “Stock Consideration Shares”) are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Stock Consideration Shares as principal for its own account and not with a view to or for distributing or reselling such Stock Consideration Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Stock Consideration Shares in violation of the Securities Act or any applicable state securities law.

b.	Seller Status. Each Seller (i) is an “accredited investor” as defined in Regulation D under the Securities Act or (ii) has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of receiving the Stock Consideration Shares.

b.	Experience of Such Seller. Such Seller, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Stock Consideration Shares, and has so evaluated the merits and risks of such investment. Such Seller is able to bear the economic risk of an investment in the Stock Consideration Shares and, at the present time, is able to afford a complete loss of such investment.

c.	General Solicitation. Such Seller is not acquiring the Stock Consideration Shares as a result of any advertisement, article, notice or other communication regarding the Stock Consideration Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

d.	Restrictions.

i.	The Stock Consideration Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Stock Consideration Shares other than pursuant to an effective registration statement or Rule 144, Buyer may require the transferor thereof to provide to Buyer an opinion of counsel selected by the transferor and reasonably acceptable to Buyer, the form and substance of which opinion shall be reasonably satisfactory to Buyer, to the effect that such transfer does not require registration of such transferred Stock Consideration Shares under the Securities Act or any other state, federal or foreign securities law. As a condition of transfer, any such transferee shall agree in writing to be bound by the restrictions with respect to the Stock Consideration Shares set forth in this Agreement.

ii.	Such Seller agrees to the imprinting, so long as is required by this Section 9(d), of a legend on any of the Stock Consideration Shares in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO BUYER. THIS SECURITY IS ALSO SUBJECT TO THE TERMS OF A LOCKUP AGREEMENT. THIS SECURITY MAY NOT BE SOLD, TRANSFERRED, PLEDGED, GIFTED OR OTHERWISE DISPOSED OF OTHER THAN IN ACCORDANCE WITH THE TERMS OF SUCH AGREEMENT, AND ANY ATTEMPT TO DO SO SHALL BE VOID.

iii.	Certificates evidencing the Stock Consideration Shares shall not contain any legend (including the legend set forth in Section 9(d)(ii) hereof), (i) following any sale of such Stock Consideration Shares pursuant to Rule 144, (iii) if such Stock Consideration Shares are eligible for sale under Rule 144, without the requirement for Buyer to be in compliance with the current public information required under Rule 144 as to such Stock Consideration Shares and without volume or manner-of-sale restrictions, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Securities and Exchange Commission). Buyer shall cause its counsel to issue a legal opinion to its transfer agent reasonably promptly if required by the transfer agent to effect the removal of the legend hereunder.

10.	Representations of Buyer.Buyer represents and warrants to the Sellers that the following are true as of the Effective Date:

a.	Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

b.	Buyer has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate provided for by this Agreement or to be executed by Buyer in connection with the consummation of the transactions provided for hereby and thereby and to consummate the transactions provided for hereby and thereby. The execution, delivery and performance by Buyer of this Agreement has been duly authorized by all necessary corporate action on behalf of Buyer.

c.	None of the execution and delivery by Buyer of this Agreement, the consummation of the transactions provided for hereby or thereby, or the compliance by Buyer with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the Buyer’s certificate of formation, bylaws, or comparable organizational documents of Buyer; (ii) any contract or permit to which Buyer is a party or by which any of the properties or assets of Buyer are bound; (iii) any order of any governmental body applicable to Buyer or by which any of the properties or assets of Buyer are bound; or (iv) any applicable Law.

d.	No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or governmental body other than the consent of a majority of the shareholders of Buyer and the board of directors of Buyer is required on the part of Buyer in connection with the execution and delivery of this Agreement or the compliance by Buyer with any of the provisions hereof or thereof, except for such consents, waivers, approvals, orders, Permits, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions provided for by this Agreement.

11.	Indemnification.

a.	Seller’ Indemnity. From and after the Closing Date, Sellers shall indemnify and hold Buyer and its directors, managers, officers, employees, successors and assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (excluding incidental and consequential damages), Taxes, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs, and expenses (individually, a “Loss” and, collectively, “Losses”) resulting from any third-party claim, not covered by insurance, attributed to:

i.	any breach of the representations made by Sellers in this Agreement;

ii.	any breach of any covenant or other agreement on the part of Sellers under this Agreement;

iii.	any legal proceeding involving Sellers or S5D arising from an event, activity, incident, action, or omission occurring prior to the Closing Date; and

iv.	any unforgiven amount of any PPP Loan.

b.	Buyer’s Indemnity.From and after the Closing Date, Buyer shall indemnify and hold Sellers harmless from and against, and pay to Sellers the amount of, any and all Loss or Losses resulting from any third-party claim, not covered by insurance, attributed to:

i.	any breach of the representations made by Buyer in this Agreement;

ii.	any breach of any covenant or other agreement on the part of Buyer under this Agreement,

iii.	any legal proceeding involving Buyer or S5D arising from an event, activity, incident, action, or omission occurring after the Closing Date.

c.	All of the representations, warranties and covenants contained in this Agreement shall survive the closing.

d.	Buyer shall have the right to setoff any indemnification claim relating to any unforgiven amount of a PPP Loan under this Section 11 against the Escrow Account.

12.	Pre-Closing Covenants. From and after the Effective Date until the Closing Date:

a.	The Company shall conduct its business in the ordinary course consistent with past practice and shall not enter into any agreement or consummate any transaction involving more than $100,000 without prior written notice to Buyer.

b.	The Company and Sellers shall use reasonable best efforts to cause all employees of the Company to enter into Employment Agreements.

c.	The Company shall not initiate any discussions or enter into any agreements with any other Person regarding a transaction similar to the transactions contemplated hereby and agrees to provide Buyer with written notice of an unsolicited offer or indication of interest received from any other Person regarding any such transaction.

d.	The Company and Sellers shall cooperate with Buyer and its accountants in the conduct of an audit of the Financial Statements (the Financial Statements as so audited, the “Audited Financial Statements”), it being understood and agreed that (i) the scope and methodology of such audit to be determined by Buyer and its accountants and (ii) the costs and expenses associated with such audit shall be borne by Buyer.

e.	Buyer shall use reasonable best efforts to cause the Audited Financial statements to be completed as soon as commercially reasonable.

13.	Restrictive Covenants. Non-Competition; Non-Solicitation.

a.	For a period of three years commencing on the Closing Date (the “Restricted Period”), each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in any business that competes with any business engaged in by Buyer and its Affiliates (the “Restricted Business”) anywhere in the world (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Company or the Buyer (including any existing or former client or customer of the Company and any Person that becomes a client or customer of the Company or the Buyer after the Closing Date), or any other Person who has a material business relationship with the Company or the Buyer, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, such Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

b.	During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Person who is offered employment by Buyer pursuant hereto or is or was employed by the Buyer during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 13(b) shall prevent such Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

c.	Seller acknowledges that a breach or threatened breach of this Section 13 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

d.	Each Seller acknowledges that the restrictions contained in this Section 13 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 13 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 13 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

14.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without giving effect to the principles of conflicts of law thereof. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect hereof, brought by the other party or its successors or assigns may be brought and determined in state or federal courts sitting in Clark County in the State of Nevada, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of a motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby.

15.	Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by electronic mail transmission (followed by delivery of an original via overnight courier service), sent by nationally recognized overnight courier services, postage prepaid. Any such notice shall be deemed given when so delivered personally or upon confirmation of receipt when sent by electronic mail transmission, received the next day if sent by an overnight courier service, as follows:

If to Sellers, to:

Jeff Meisner

401 Palladian Blvd.

Southlake, TX 76092, and to

Jeff Meade

901 Siena Dr.

Southlake, TX 76092, and to

Doug Fidler

7620 Northfield Drive

North Richland Hills

TX, 76182, and to

Brandy Cardwell

1644 Mountain Laurel Drive

Keller, TX, 76182.

If to Buyer, to:

The Glimpse Group, Inc.

15 West 38th Street, 9th Floor

New York, NY 10018

Attn: Maydan Rothblum

With a copy to:

Jay Yamamoto and Darrin Ocasio

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

or at such other address for a party as shall be specified by like notice.

16.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by fax or electronic mail shall be sufficient to bind the Parties to terms and conditions of this Agreement.

17.	Entire Agreement. This Agreement, including all Exhibits attached hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, agreements, commitments, and writings with respect thereto. There are no oral understandings, terms and conditions and neither Party has relied upon any representation, expressed or implied, not contained in this Agreement.

18.	Severability. In the event that any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected. To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable. The provisions of this Agreement will, where possible, be interpreted so as to sustain its legality and enforceability.

19.	Further Assurances. Each of the Parties hereto will use its reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable following the Closing Date to consummate and effectuate the transactions contemplated by this Agreement.

20.	Expenses. Each party hereto shall bear its own expenses, costs and fees associated with the preparation of this Agreement and the Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby, except that Buyer shall bear all expenses associated with the Audited Financial Statements.

21.	Assignment. Neither Sellers nor Buyer may assign this Agreement to any Person without the prior written consent of the other Party; provided, however, that Buyer may assign this Agreement to an Affiliate of Buyer without the prior written consent of Sellers or the Company.

22.	Board Representation. Promptly after the Closing Date, the board of directors of Buyer shall appoint Jeff Meisner to serve on the board for a three-year term, subject to his compliance with all of Buyer’s corporate governance policies and procedures and the requirements of Nasdaq.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Sellers	Buyer

/s/ Jeff Meisner		/s/ Lyron L. Bentovim
Jeff Meisner		The Glimpse Group, Inc.

/s/ Jeff Meade	By:	Lyron L. Bentovim
Jeff Meade	Title:	President & CEO

/s/ Doug Fidler
Doug Fidler

/s/ Brandy Cardwell
Brandy Cardwell

Company

/s/ Jeffrey Meisner
Sector 5 Digital, LLC

By:	Jeffrey Meisner
Title:	CEO

APPENDIX A

1.	Definitions

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, governmental notice of violation, legal proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Recognized Revenue” has the meaning set forth in Section 2(b)(v).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Escrow Agreement, the Employment Agreements and the Lockup Agreements.

“Annual Financial Statements” has the meaning set forth in Section 8(h)(i).

“Audited Financial Statements” has the meaning set forth in Section 12(d).

“Balance Sheet” has the meaning set forth in Section 8(h)(i).

“Balance Sheet Date” has the meaning set forth in Section 8(h)(i).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 11(a).

“Buyer Shares” has the meaning set forth in Section 2(c).

“Cardwell” has the meaning set forth in the preamble.

“Cash Payment” has the meaning set forth in Section 2(a).

“Closing Buyer Shares” has the meaning set forth in Section 2(c).

“Closing Date” has the meaning set forth in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Dollars Amount” has the meaning set forth in Section 2(c).

“Effective Date” has the meaning set forth in the preamble.

“Employment Agreements” for Sellers means the employment agreements between the Company and Cardwell, Fidler, Meade, and Meisner.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Escrow Agent” means Sichenzia Ross Ference LLP, a New York limited liability partnership.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Buyer, the Sellers and Escrow Agent at the Effective Date, attached hereto as Exhibit B.

“Escrowed Cash” has the meaning set forth in Section 2(b).

“Fidler” has the meaning set forth in the preamble.

“Financial Statements” has the meaning set forth in Section 8(h)(i).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 8(h)(i).

“Interim Balance Sheet Date” has the meaning set forth in Section 8(h)(i).

“Interim Financial Statements” has the meaning set forth in Section 8(h)(i).

“Knowledge of the Company or the Company’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 8(j).

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including the Sellers or any of its Affiliates.

“Liquidation Event” shall mean any of (i) the acquisition of all of the equity of Buyer by another entity that is not included in the consolidated financial statements of Buyer (an “Unrelated Acquirer”);; (ii) any sale, lease, conveyance, exclusive license or other disposition of all or substantially all of the assets of Buyer to an Unrelated Acquirer; or (iii) a filing of bankruptcy of Buyer, or (v) any spinoff or sale of S5D or any major assets of S5D to an Unrelated Acquirer.

“Lockup Agreement” means a lockup agreement in the form attached hereto as Exhibit C.

“Loss” has the meaning set forth in Section 11(a).

“Material Contracts” has the meaning set forth in Section 8(f)(i).

“Material Customers” has the meaning set forth in Section 8(g)(i).

“Material Suppliers” has the meaning set forth in Section 8(g)(ii).

“Meade” has the meaning set forth in the preamble.

“Meisner” has the meaning set forth in the preamble.

“Membership Interests” has the meaning set forth in the recitals.

“Organizational Documents” shall mean the Certificate of Formation, the Member Agreement, the Employer Identification Number, and any other documents the Company may have drafted in order to do business and be a valid company under the laws of Texas.

“Parties” means the Buyer, the Seller and any Affiliates thereof.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means any Encumbrances in which the Buyer has specifically and explicitly allowed to remain under either this Agreement or any Ancillary Documents.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Date” shall have the meaning set forth in Section 3.

“PPP Loans” means those loans set forth on Schedule X attached hereto.

“Purchase Price” has the meaning set forth in the Section 2.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” has the meaning set forth in Section 13(a).

“Restricted Period” has the meaning set forth in Section 13(a).

“S5D” has the meaning set forth in the preamble.

“Sellers” has the meaning set forth in the preamble.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Consideration Shares” has the meaning set forth in Section 9(a).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” has the meaning set forth in Section 13(a).

“Trade Secrets” means know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein.

“VWAP Calculation” has the meaning set forth in Section 2(c).

Schedule 1

Meisner	25%
Meade	25%
Fidler	25%
Cardwell	25%

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